Exhibit 23.3
Consent of Independent Auditors
We consent to the incorporation by reference in the Registration Statement on Form S-3 of IDM Pharma, Inc. to be filed on or about October 11, 2005 for the registration of 9,432,326 shares of its common stock of our report dated March 7, 2005 with respect to the consolidated financial statements of Immuno-Designed Molecules, S.A. included in IDM Pharma Inc.’s Amendment No. 1 to its Current Report on Form 8-K/A filed with the Securities and Exchange Commission on or about September 27, 2005.

/s/ Ernst & Young
Paris, France
October 7, 2005